                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              COMCAST CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         ------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         ------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

         ------------------------------------------------------------------
     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO
                            OF COMCAST CORPORATION

                              1500 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19102-2148

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 17, 1998

                               ----------------

  The Annual Meeting of Shareholders of Comcast Corporation (the "Company") will be held on Wednesday, June 17, 1998 at 9:00 a.m. local time at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, for the following purposes:

    1. To elect ten directors to serve for the ensuing year and until their respective successors shall have been duly elected and qualified.

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The close of business on May 1, 1998 has been fixed as the record date for the meeting. All shareholders of record at that time are entitled to notice of, and all such holders of Class A Common Stock and Class B Common Stock are entitled to vote at, the meeting and any adjournment or postponement thereof. Because the holders of the Class A Special Common Stock are not generally entitled to vote and no resolution is proposed for the meeting for which a vote of the Class A Special Common Stock is required by law, holders of Class A Special Common Stock are not entitled to vote at the meeting. In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum, shall constitute a quorum for the purpose of acting upon any matter set forth in this notice.

  All shareholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Class A Common Stock. The proxies are solicited by the Board of Directors of the Company. The return of the proxy will not affect your right to vote in person if you do attend the meeting. A copy of the Company's Annual Report on Form 10-K is attached and a copy of its Summary Annual Report is enclosed.

                                          STANLEY WANG
                                              Secretary

May 8, 1998

                                     LOGO
                            OF COMCAST CORPORATION

                              1500 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19102-2148

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Comcast Corporation (the "Company"), a Pennsylvania corporation, for use at the Annual Meeting of Shareholders (the "meeting") to be held on Wednesday, June 17, 1998 at 9:00 a.m. local time at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice and the enclosed proxy are being mailed to shareholders on or about May 8, 1998.

  The Board of Directors does not intend to bring any matters before the meeting other than the matters specifically referred to in the notice of the meeting, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

  When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the meeting by the enclosed proxy will be voted "FOR" each of the nominees for the Board of Directors in the election of directors and "FOR" the other proposal submitted to shareholders in accordance with the foregoing notice of meeting and as set forth in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

  At the close of business on May 1, 1998, the record date, the Company had outstanding [31,792,325] shares of Class A Common Stock, par value $1.00 per share, 8,786,250 shares of Class B Common Stock, par value $1.00 per share, and [328,189,295] shares of Class A Special Common Stock, par value $1.00 per share.

  On each matter voted upon at the meeting and any adjournment or postponement thereof, the Class A Common Stock and Class B Common Stock will vote together and each record holder of Class A Common Stock will be entitled to one vote per share and each record holder of Class B Common Stock will be entitled to fifteen votes per share. Holders of Class A Special Common Stock shall not be entitled to vote at the meeting. References to voting classes of the Company's Common Stock herein shall not include the Class A Special Common Stock. In the election of directors, Class A Common Stock and Class B Common Stock shareholders shall not have cumulative voting rights.

  The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum as to each such matter. In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice of the meeting.

  In the election of directors, the ten nominees receiving a plurality of the votes cast at the meeting shall be elected. Approval of the other proposal to be submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "FOR" or "AGAINST" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

  The holder of all of the Class B Common Stock has indicated that it will vote its shares "FOR" each of the nominees for director listed below and "FOR" the other proposal submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement. Consequently, the election of each of the nominees for director listed below and approval of the other proposal submitted to shareholders in accordance with the foregoing notice of meeting and as set forth in this Proxy Statement are assured.

PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the holdings of each shareholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), of more than 5% of any voting class of the Company's Common Stock as of February 28, 1998. So far as is known to the Company, the persons named in the table below as beneficially owning the shares set forth therein have sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                            AMOUNT         PERCENT
TITLE OF              NAME AND ADDRESS OF                BENEFICIALLY        OF
VOTING CLASS          BENEFICIAL OWNER                      OWNED           CLASS
------------          -------------------                ------------      -------
Class A Common Stock  The Capital Group Companies, Inc.   2,406,800(1)        7.6%
                      333 South Hope Street
                      Los Angeles, CA 90071
                      FMR Corp.                           2,791,000(2)        8.8%
                      82 Devonshire Street
                      Boston, MA 02109
                      Vanguard/Windsor Funds, Inc.        2,884,900(3)        9.1%
                      --Windsor Fund
                      PO Box 2600
                      Valley Forge, PA 19482-2600
                      Wellington Management Company, LLP  2,886,700(3)        9.1%
                      75 State Street
                      Boston, MA 02109
                      Brian L. Roberts                    1,849,098(4)(5)     5.8%
                      1500 Market Street
                      Philadelphia, PA 19102-2148
Class B Common Stock  Brian L. Roberts                    8,786,250(5)      100.0%
                      1500 Market Street
                      Philadelphia, PA 19102-2148
                      Ralph J. Roberts                      658,125(6)        7.0%
                      1500 Market Street
                      Philadelphia, PA 19102-2148

--------
(1) The information contained in this table with respect to The Capital Group Companies, Inc. ("TCG") is based upon filings dated February 10, 1998, made on Schedule 13G by TCG and its wholly owned subsidiaries, Capital Research and Management Company ("Capital Research"), Capital Guardian Trust Company ("Capital Guardian"), and Capital International S.A. ("CISA"), setting forth information as of December 31, 1997. The Schedule 13G indicates that TCG has sole dispositive power as to all of such shares and sole voting power as to 466,800 of such shares, that Capital Research has sole dispositive power as to 1,940,000 of such shares, and that The Growth Fund of America, Inc., an investment company advised by Capital Research, has sole voting power as to 1,680,000 of such shares.

(2) The information contained in this table with respect to FMR Corp. ("FMR") is based upon filings dated February 14, 1998, made on Schedule 13G by FMR, its wholly owned subsidiary Fidelity Management & Research Company ("Fidelity"), and its controlling shareholders, Edward C. Johnson III and Abigail P. Johnson, setting forth information as of December 31, 1997. The
    Schedule 13G indicates that FMR has sole dispositive power as to all of such shares and sole voting power as to 11,000 of such shares, that Fidelity has sole dispositive power as to 2,768,500 of such shares, that Fidelity Contrafund, an investment company advised by Fidelity, is the beneficial owner of 2,165,700 of such shares, and that Fidelity Management & Trust Company and Fidelity International, Limited, are the beneficial owners of 12,500 and 10,000 of such shares, respectively.

(3) The information contained in this table with respect to Vanguard/Windsor Funds, Inc.--Windsor Fund ("Windsor") and Wellington Management Company, LLP ("Wellington") is based upon filings dated February 9, 1998 and January 13, 1998, made on Schedule 13G by Windsor and Wellington, respectively, setting forth information as of December 31, 1997. The Schedule 13Gs indicate that Windsor has sole voting power and shared dispositive power with Wellington, an investment advisor to Windsor, as to 2,884,900 shares, that Wellington has shared voting power as to 600 shares, and that Wellington shares dispositive power with others as to 1,800 shares.

(4) At February 28, 1998, Sural Corporation ("Sural"), a Delaware corporation, owned 1,845,037 shares of Class A Common Stock. Mr. Brian L. Roberts, President of the Company, and Mr. Ralph J. Roberts, Chairman of the Board of Directors of the Company and Mr. Brian L. Roberts' father, owned all of the voting securities of Sural. Pursuant to Rule 13d-3 of the Exchange Act, Mr. Brian L. Roberts is deemed to be the beneficial owner of the shares of Class A Common Stock owned by Sural. See also the last sentence of note (5) below.

(5) At February 28, 1998, Sural was the sole owner of the Company's Class B Common Stock outstanding. Pursuant to Rule 13d-3 of the Exchange Act, Mr. Brian L. Roberts is deemed to be the beneficial owner of the shares of Class B Common Stock owned by Sural. Since each share of Class B Common Stock is entitled to fifteen votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural constitute approximately 82% of the voting power of the two classes of the Company's voting Common Stock combined. The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock or Class A Special Common Stock. If Sural and Mr. Brian L. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Common Stock, Mr. Brian L. Roberts would beneficially own 10,635,348 shares of Class A Common Stock (approximately 26% of the Class A Common Stock).

(6) Mr. Ralph J. Roberts, Chairman of the Board of Directors of the Company and the father of Mr. Brian L. Roberts, has options to purchase 658,125 shares of Class B Common Stock, all of which are currently exercisable. If such options were exercised, such shares, along with his current Class A Common Stock holdings, would represent approximately 6% of the voting power of the Company's two classes of voting Common Stock combined, and if Mr. Ralph J. Roberts were to convert such shares into Class A Common Stock, Mr. Ralph J. Roberts would beneficially own a total of 977,195 shares of Class A Common Stock (approximately 2% of the Class A Common Stock). See note (5) above.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information regarding the Class A Common Stock (one vote per share) and Class A Special Common Stock (generally non-voting) beneficially owned by each director and nominee for director of the Company, by Mr. Ralph J. Roberts (the "Chief Executive Officer," see note
(1) to the table under the caption "Executive Compensation--Summary Compensation Table"), and by each of the Company's other four most highly compensated executive officers during 1997 and by all directors and executive officers of the Company as a group, as of February 28, 1998. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                                        PERCENT OF
                          AMOUNT BENEFICIALLY OWNED(1)                   CLASS(1)
                          ----------------------------                ---------------
                                                  CLASS A                     CLASS A
NAME OF BENEFICIAL OWNER     CLASS A              SPECIAL             CLASS A SPECIAL
------------------------  --------------       --------------         ------- -------
Daniel Aaron............        155,325               613,178            (2)     (2)
John R. Alchin(3).......             --               301,280(4)         (2)     (2)
Gustave G. Amsterdam....         25,269               141,918            (2)     (2)
Sheldon M. Bonovitz.....         17,566(5)            194,827(6)         (2)     (2)
Julian A. Brodsky(3)....        280,559(7)          2,076,640            (2)     (2)
Joseph L. Castle, II....            375                21,697            (2)     (2)
Brian L. Roberts(3)(8)..      1,849,098(9)(10)      5,916,166(11)(12)   5.8%    1.9%
Ralph J. Roberts........        319,070(13)         5,475,505(14)       1.0%    1.7%
Lawrence S. Smith(3)....             --               358,448            (2)     (2)
Bernard C. Watson.......             --                19,200            (2)     (2)
Irving A. Wechsler......        122,763               332,677            (2)     (2)
Anne Wexler.............             --                19,950            (2)     (2)
All directors and
 executive officers as a
 group
 (13 persons)(3)........      2,810,916(5)(7)      15,665,629(4)(6)     8.8%    4.8%
                                 (9)(10)(13)         (11)(12)(14)(15)

--------
(1) With respect to each beneficial owner, the shares issuable upon exercise of his or her currently exercisable options and options exercisable within 60 days of February 28, 1998 are deemed to be outstanding for the purpose of computing the percentage of the class of Common Stock owned. Includes the following shares of Class A Special Common Stock for which the named individuals, and all directors and executive officers as a group, hold currently exercisable options or options exercisable within 60 days of February 28, 1998: Mr. Aaron, 19,200 shares; Mr. Alchin, 214,796 shares; Mr. Amsterdam, 19,200 shares; Mr. Bonovitz, 19,200 shares; Mr. Brodsky, 1,186,568 shares; Mr. Castle, 19,200 shares; Mr. Brian L. Roberts, 487,832 shares; Mr. Ralph J. Roberts, 4,695,458 shares; Mr. Smith, 317,681 shares; Mr. Watson, 19,200 shares; Mr. Wechsler, 19,200 shares; Ms. Wexler, 19,200 shares; and all directors and executive officers as a group, 7,176,450 shares. Does not include the following shares which were issuable under options exercised in January 1998 but the receipt of which was irrevocably deferred pursuant to the Company's Deferred Stock Option Plan: Mr. Amsterdam, 2,797 shares; and Mr. Bonovitz, 2,666 shares.

(2) Less than one percent of the applicable class.

(3) The following named executive officers also beneficially own shares of common stock of QVC, Inc., a 57%-owned subsidiary of the Company, including shares issuable under options exercisable within 60 days of February 28, 1998, to purchase such shares (see note (8) to the "Summary Compensation Table"): Mr. Alchin, 1,800 shares; Mr. Brodsky, 2,400 shares; Mr. Brian L. Roberts, 7,800 shares; Mr. Smith, 2,200 shares; and all directors and executive officers as a group, 14,200 shares. The number of shares of common stock of QVC, Inc. beneficially owned by each of them, and by all directors and executive officers as a group, represent less than one percent of the common stock of QVC, Inc.

(4) Includes 15 shares of Class A Special Common Stock owned in the Comcast Corporation Retirement-Investment Plan, as to which shares he disclaims beneficial ownership.

(5) Includes 5,486 shares of Class A Common Stock held in trust or as a custodian for his children, 6,425 shares owned by his wife, and 2,636 shares held by him as trustee for a testamentary trust, as to all of which shares he disclaims beneficial ownership.

(6) Includes 11,189 shares of Class A Special Common Stock held in trust or as a custodian for his children, 5,044 shares owned by his wife, 144,946 shares held by him as trustee for a testamentary trust, and 5,238 shares owned by a charitable foundation of which his wife is a trustee, as to all of which shares he disclaims beneficial ownership.

(7) Includes 33,431 shares of Class A Common Stock owned by a charitable foundation of which he and members of his family are directors and officers, as to which shares he disclaims beneficial ownership.

(8) Pursuant to Rule 13d-3 of the Exchange Act, Mr. Brian L. Roberts is also deemed to be the beneficial owner of 100% of the outstanding shares of the Company's Class B Common Stock owned by Sural. See notes (4) and (5) to the table under the caption "Principal Shareholders."

(9) Includes 1,356 shares of Class A Common Stock owned by his wife, as to which shares he disclaims beneficial ownership.

(10) Includes 1,845,037 shares of Class A Common Stock owned by Sural. See notes (4) and (5) to the table under the caption "Principal
     Shareholders."

(11) Includes 678 shares of Class A Special Common Stock owned by his wife, 21,024 shares owned in the Comcast Corporation Retirement-Investment Plan, and 10,000 shares owned by a charitable foundation of which he and his wife are directors and officers, as to all of which shares he disclaims beneficial ownership.

(12) Includes 5,315,772 shares of Class A Special Common Stock owned by Sural. See note (4) to the table under the caption "Principal Shareholders."

(13) See also note (6) to the table under the caption "Principal
     Shareholders."

(14) Includes 10,000 shares of Class A Special Common Stock owned by a charitable foundation of which he and his wife are trustees, as to which shares he disclaims beneficial ownership.

(15) Includes 15 shares of Class A Special Common Stock owned by an executive officer other than those named above in the Comcast Corporation Retirement-Investment Plan, as to which shares beneficial ownership is disclaimed.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period January 1, 1997 through December 31, 1997 were made on a timely basis, except for two reports regarding the exercise of a stock option and a related sale of stock by Anne Wexler and one report of a sale of stock by Bernard C. Watson, for which Forms 4 were inadvertently filed late.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth, for the Company's last three fiscal years, certain information concerning the annual and long-term compensation, as well as other compensation paid to or for the Chief Executive Officer and each of the Company's other four most highly compensated executive officers:

                                                                LONG-TERM
                                                               COMPENSATION
                                   ANNUAL COMPENSATION            AWARDS
                             -------------------------------   ------------
                                                                                ALL OTHER
                                                                              COMPENSATION
                                                                NUMBER OF     (PRINCIPALLY
                                                OTHER ANNUAL    SECURITIES    SPLIT-DOLLAR
NAME AND                               BONUS($) COMPENSATION    UNDERLYING      INSURANCE
PRINCIPAL POSITION(1)   YEAR SALARY($)   (2)       ($)(3)       OPTIONS(#)   BENEFITS)($)(4)
---------------------   ---- --------- -------- ------------   ------------  ---------------
Ralph J. Roberts....... 1997 $870,185  $     --  $1,387,050(5)    58,869(7)    $5,625,776
 Chairman of the Board
  of                    1996  842,223        --   1,182,376(6)        --        5,759,957(6)
 Directors              1995  821,360        --     780,983(6)        --        4,646,420(6)
Julian A. Brodsky...... 1997 $656,250  $328,125  $   26,483       52,500(7)    $1,067,761
 Vice Chairman of the   1996  625,000   300,000      14,121        4,000(8)     1,095,051
 Board of Directors     1995  625,000        --      24,705      250,000(7)     1,285,803
Brian L. Roberts....... 1997 $656,250  $687,000  $   42,883       80,080(7)    $   33,859
 President                                                         5,000(8)
                        1996  625,000   662,000       2,336        8,000(8)        33,249
                        1995  625,000   242,000      96,881      500,000(7)        32,383
Lawrence S. Smith...... 1997 $656,250  $397,000  $   10,452       52,500(7)    $   34,899
 Executive Vice                                                      200(8)
 President              1996  625,000   381,000       1,126        4,000(8)        34,727
                        1995  600,000    61,000      39,755      400,000(7)        33,924
John R. Alchin......... 1997 $552,250  $304,625  $   17,984       43,750(7)    $   37,845
 Senior Vice            1996  526,000   291,500       1,276        3,000(8)        35,230
 President-Treasurer    1995  502,000    29,000      56,844      300,000(7)        34,531

--------
(1) The Company's by-laws do not provide for the position of "Chief Executive Officer." For purposes of this Proxy Statement, the Company has determined that Mr. Ralph J. Roberts should be deemed to be the Company's Chief Executive Officer.

(2) The amounts in this column include bonuses earned by the named persons under the Company's 1996 Executive Cash Bonus Plan, bonuses paid to the named persons (except Mr. Brodsky) in 1997, 1996 and 1995 relating to termination of the Company's discretionary bonus plan (see "Report of the Compensation Committee and the Subcommittee on Performance-Based Compensation on Executive Compensation--Effect of Internal Revenue Code
    Section 162(m)"), and guaranteed bonuses of $131,250, $125,000 and $125,000 paid to Mr. Brian L. Roberts in 1997, 1996 and 1995, respectively, and $5,250 and $5,000 paid to Mr. Smith in 1997 and 1996, respectively.

(3) This column includes Company payments to the named executive officers to cover their tax liabilities incurred in connection with: (a) local taxes on stock option grants; (b) Company payments to Mr. Ralph J. Roberts and Mr. Brodsky to cover the premiums attributable to the term life insurance portion of the split-dollar life insurance policies (see note (4)(b) below); (c) Company payments to cover premiums attributable to the executive long-term disability plan (see note 4(e) below); and (d) other incidental taxable fringe benefits provided to the named executive officers. Such amounts are calculated based upon the amount of tax payable by the executive officers in accordance with the highest individual income tax bracket.

(4) The amounts shown in this column principally represent benefits associated with split-dollar life insurance policies. In accordance with the terms of the split-dollar life insurance policies, the Company will recover all of the cumulative premiums paid by the Company for the whole-life portion of such policies. This column includes (with respect to amounts applicable to 1997): (a) the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for split-dollar life insurance policies paid by the Company projected on an actuarial basis
    (Messrs. Ralph J. Roberts $4,878,966; Brodsky $1,047,550; Brian L. Roberts $25,236; Smith $26,352; and Alchin $26,768), although the Company believes that a more realistic determination of the economic value of the benefit would be based on an approach which calculates the time value of money (using the applicable short-term federal funds rate) of the premiums paid by the Company through 1997 (Messrs. Ralph J. Roberts $2,603,101; Brodsky $371,433; Brian L. Roberts $13,383; Smith $17,275; and Alchin $17,305);
    (b) Company payments to named executive officers to cover their premiums attributable to the term life insurance portion of the split-dollar life insurance policies (Messrs. Ralph J. Roberts $741,268; Brodsky $13,099; Brian L. Roberts $1,369; Smith $1,490; and Alchin $1,385); (c) Company contributions to its 401(k) Retirement-Investment Plan in the amount of $5,542 for each of the named executive officers; (d) Company payments to its long-term disability plan in the amount of $686 for each of the named executive officers (other than Mr. Ralph J. Roberts, who did not participate in such plan); and (e) Company payments to the named executive officers (other than Mr. Ralph J. Roberts, who did not participate in such plan) to cover their premiums attributable to the executive long-term disability plan (Messrs. Brodsky $884; Brian L. Roberts $1,026; Smith $829; and Alchin $3,464).

(5) Also includes $33,581 paid to him to cover the taxes payable by him with respect to estate and succession planning services provided to him by the Company.

(6) The amounts shown as "Other Annual Compensation" and "All Other Compensation" in 1995 reflect premiums for split-dollar life insurance policies paid in 1996 which related to coverage in effect during 1995. If such premiums had been treated as compensation in the year paid (1996), the amounts for 1995 would have been: Other Annual Compensation--$499,334, and All Other Compensation--$3,286,173; and the amounts for 1996 would have been: Other Annual Compensation--$1,464,025, and All Other Compensation--$7,179,518.

(7) Represents the number of shares of the Company's Class A Special Common Stock issuable upon exercise of options.

(8) Represents the number of shares of the common stock of QVC, Inc., a 57%- owned subsidiary of the Company, issuable upon exercise of: (a) options granted to the named executive officers by the Compensation Committee of the QVC, Inc. Board of Directors on April 18, 1996, pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan; (b) of identical options assigned by the Company to Mr. Brian L. Roberts on December 18, 1997; and (c) other such options granted to Mr. Smith on November 28, 1997. Such options were issued with tandem stock appreciation rights exercisable in lieu of the options for 75% of the excess of the value of the QVC, Inc. common stock (as determined pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan) over the exercise price of such options. Such options have an exercise price of $177.05 per share ($688.14 in the case of the options granted to Mr. Smith in 1997), representing the value of the shares underlying such options on the date of grant as determined pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan, and such options vest 20% upon grant and 20% on each January 1, 1997-2000 (except for the options granted to Mr. Smith in 1997, as to which the vesting period is each November 28, 1998-2002), based on the named executive's continued service to the Company. In all cases, vesting is accelerated upon a change of control of QVC, Inc. The QVC, Inc. options expire April 18, 2006 (November 28, 2007 in the case of the options granted to Mr. Smith in 1997). The value that might be realized upon exercise of such options immediately prior to their expiration, assuming appreciation in the value of the underlying QVC, Inc. common stock from the date of grant or assignment of 0%, 5% and 10% is as follows:
   0% appreciation--Messrs. Brodsky, $1,381,040; Brian L. Roberts, $5,317,530; Smith, $1,381,040; and Alchin, $1,035,780; 5% appreciation--Messrs. Brodsky, $2,694,960; Brian L. Roberts, $9,697,720; Smith, $2,695,393; and
   Alchin, $2,021,220; 10% appreciation--Messrs. Brodsky, $4,710,760; Brian L. Roberts, $16,360,720; Smith, $4,711,857; and Alchin, $3,533,070. During
   1997, such executive officers exercised certain of such options to purchase shares of QVC, Inc. common stock and realized value upon such exercises as follows: Messrs. Brodsky, 1,600 shares, $731,520; Brian L. Roberts,
   3,200 shares, $1,463,040; Smith, 1,600 shares, $731,520; and Alchin, 1,200 shares, $548,640. At December 31, 1997, the excess of the fair market value of QVC, Inc. common stock over the exercise price for options outstanding based upon the most recent valuation date was as follows: Messrs. Brodsky ($0 exercisable, $1,226,616 unexercisable); Brian L. Roberts ($1,022,180 exercisable, $3,986,502 unexercisable); Smith ($0 exercisable, $1,226,616 unexercisable); and Alchin ($0 exercisable, $919,962 unexercisable).

STOCK OPTION GRANTS

  The following table contains information concerning grants of stock options under the Company's 1996 Stock Option Plan to the Chief Executive Officer and to each of the Company's other four most highly compensated executive officers during 1997. No Comcast Corporation stock appreciation rights ("SARs") were granted during 1997 to the Chief Executive Officer or to any of the Company's other four most highly compensated executive officers.

                          STOCK OPTION GRANTS IN 1997

                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                      ASSUMED ANNUAL RATES OF STOCK
                                                                                  PRICE
                                     INDIVIDUAL GRANTS              APPRECIATION FOR OPTION TERMS(1)
                         ------------------------------------------ ---------------------------------
                         NUMBER OF   % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING  GRANTED TO EXERCISE
                          OPTIONS    EMPLOYEES   PRICE   EXPIRATION
NAME                     GRANTED(#)   IN 1997    ($/SH)   DATES(2)  0%        5%            10%
----                     ----------  ---------- -------- ---------- --- -------------- --------------
Ralph J. Roberts........   14,841(3)      *     $20.2125  02/05/02  $ 0 $       48,073 $      139,218
                           44,028       1.7%    $18.3750  02/05/07    0        508,785      1,289,361
Julian A. Brodsky.......   52,500       2.0%    $18.3750  02/05/07  $ 0 $      606,687 $    1,537,463
Brian L. Roberts(4).....    9,894(3)      *     $20.2125  02/05/02  $ 0 $       32,048 $       92,812
                           70,186       2.7%    $18.3750  02/05/07    0        811,065      2,055,398
Lawrence S. Smith(4)....   52,500       2.0%    $18.3750  02/05/07  $ 0 $      606,687 $    1,537,463
John R. Alchin..........   43,750       1.7%    $18.3750  02/05/07  $ 0 $      505,572 $    1,281,220
All Outstanding Common
 Shares(5)..............      N/A       N/A          N/A       N/A  $ 0 $3,933,269,400 $9,917,014,157

--------
 * Less than one percent of total options granted to employees in 1997.
(1) Illustrates, as to options, value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on the Class A Special Common Stock over the term of the options, based on the market prices for the Class A Special Common Stock when the options were granted. The 0%, 5% and 10% assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) All of the options to purchase Class A Special Common Stock were granted on February 5, 1997 under the Company's 1996 Stock Option Plan. Except as described in note (3) below, all options granted in 1997 have exercise prices equal to the fair market value on the date of grant and generally become exercisable at the rate of 40% of the shares covered thereby on the second anniversary of the date of grant, and 20% each on the third, fourth, and fifth anniversaries of the date of the grant. The options that expire on February 5, 2002 are incentive stock options and the options that expire on February 5, 2007 are nonqualified stock options.

(3) In accordance with the tax rules governing incentive stock options, these options were granted at an exercise price equal to 110% of the fair market value on the date of grant. The options become exercisable into shares of the Company's Class A Special Common Stock at the rate of 40% of the shares covered thereby on the second anniversary of the date of grant, another 20% on each of the third and fourth anniversaries of the date of grant, and the remaining 20% six months prior to the fifth anniversary of the date of grant.

(4) In addition to the options described above, on November 28, 1997, Mr. Smith was granted an option to purchase 200 shares of the common stock of QVC, Inc., for $688.14 per share, and on December 18, 1997, the Company assigned to Mr. Brian L. Roberts options held by the Company to purchase 5,000 shares of the common stock of QVC, Inc., for $177.05 per share. See note (8) under "Executive Compensation--Summary Compensation Table."

(5) Illustrates the aggregate appreciation in value of all shares of common stock of the Company outstanding on December 31, 1997, based on the assumed 5% and 10% rates of appreciation that produced the realizable values of options granted to executive officers shown in this table (measured from the dates of grant of the options to their expiration, on a weighted average basis).

STOCK OPTION EXERCISES AND HOLDINGS

  The following table sets forth information related to options exercised during 1997 by the Chief Executive Officer and each of the Company's other four most highly compensated executive officers during 1997, and the number and value of options or SARs held at December 31, 1997 by such individuals.

                      AGGREGATED OPTION EXERCISES IN 1997
                    AND OPTION VALUES AT DECEMBER 31, 1997

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                        OPTIONS AT          THE-MONEY OPTIONS AT
                           SHARES      VALUE       DECEMBER 31, 1997(#)     DECEMBER 31, 1997($)
                         ACQUIRED ON  REALIZED  ------------------------- ----------------------------
NAME                     EXERCISE(#)    ($)     EXERCISABLE UNEXERCISABLE EXERCISABLE    UNEXERCISABLE
----                     ----------- ---------- ----------- ------------- -----------    -------------
Ralph J. Roberts
 Class A Special Common
  Stock.................   100,682   $2,225,565  4,695,458     442,448    $84,337,000     $ 8,347,562
 Class B Common Stock...        --           --    658,125          --     17,226,540(1)           --
Julian A. Brodsky(2)
 Class A Special Common
  Stock.................   107,660   $1,479,365  1,033,571     868,141    $18,757,082     $13,816,558
Brian L. Roberts(2)
 Class A Special Common
  Stock.................     7,522   $  144,955    379,191     910,229    $ 5,774,866     $13,394,585
Lawrence S. Smith(2)
 Class A Special Common
  Stock.................    52,386   $  913,025    251,375     534,901    $ 3,989,795     $ 8,407,854
John R. Alchin(2)
 Class A Special Common
  Stock.................    34,000   $  604,208    155,565     431,172    $ 2,533,585     $ 6,840,888

--------
(1) Each share of Class B Common Stock is convertible into one share of Class A Common Stock or Class A Special Common Stock, at the option of the holder, and entitles the holder to fifteen votes per share. Each record holder of Class A Common Stock is entitled to one vote per share. The illustrated value of these options is based on the closing price of a share of Class A Common Stock on December 31, 1997. In addition, in accordance with the 1997 Compensation Agreement (see "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer" elsewhere in this Proxy Statement), the Chief Executive Officer is entitled to certain bonuses payable upon exercise of his Class B options to offset tax liabilities incurred in connection with the exercise of such options. At December 31, 1997, the Company's potential liability relating to such bonuses (based upon the market price of the Class A Common Stock on such date) was approximately $13.3 million. For more detail regarding the bonuses, see "Agreements with Executive Officers-- Compensation Agreement with the Chief Executive Officer."

(2) See also note (8) under "Executive Compensation--Summary Compensation
    Table."

PENSION PLANS

  Under the Company's Supplemental Executive Retirement Plan (the "Plan"), adopted July 31, 1989, supplemental retirement, death and disability benefits may be paid to or in respect of certain senior executives employed by the Company and its affiliated companies, as selected by the Company's Board of Directors. The Plan contemplates the payment of various percentages of a participant's Final Average Compensation (as actuarially reduced, in certain circumstances, and as defined below) in the event that the participant (i) elects to retire early (after the later of the participant's 55th birthday or 20 years of service with the Company); (ii) retires at age 65 or after; (iii) suffers a permanent disability which renders the participant incapable of employment in the same or a similar occupation; or (iv) dies. A participant may elect a reduction in lifetime benefits in exchange for the continuation of payments to a surviving spouse. As of the date of this Proxy Statement, Messrs. Ralph J. Roberts and Brodsky (who are each credited with 30 years of service, the maximum credited service provided under the Plan) are the only current employees selected by the Board of Directors to participate in the Plan.

  The following table shows the annual single life annuity retirement benefit which Messrs. Ralph J. Roberts and Brodsky, respectively, would receive based on remuneration covered by, and years of service credited under, the Plan if he had retired on January 1, 1998 at age 65 (or older). The benefits shown below are subject to reduction for Social Security benefits.

                              PENSION PLAN TABLE

                    FINAL
                   AVERAGE                                    YEARS OF SERVICE
               COMPENSATION(1)                                 30 OR MORE(2)
               ---------------                                ----------------
                  $300,000                                        $180,000
                   400,000                                         240,000
                   500,000                                         300,000
                   600,000                                         360,000
                   700,000                                         420,000
                   800,000                                         480,000
                   900,000                                         540,000

--------
(1) Final Average Compensation equals one-fifth of the total compensation for the five years preceding termination of employment. Compensation includes salary, bonus (including any deferred bonus) and any other supplementary remuneration, but excludes discretionary payments made to participants to offset tax liabilities incurred upon the exercise of nonqualified stock options and split-dollar life insurance bonuses. In the case of Mr. Ralph
    J. Roberts, Final Average Compensation may, under some circumstances, be increased as described in "Agreements with Executive Officers-- Compensation Agreement with the Chief Executive Officer--Election to Become a Consultant" below.

(2) This column represents the maximum benefits payable under the Plan.

  The Company also has an agreement with Mr. Brodsky pursuant to which he is entitled to a $30,000 payment each year for 15 years commencing upon his termination of employment at or after attaining age 65, subject to a vesting schedule. Any benefits received under this agreement reduce the benefits to which Mr. Brodsky is entitled under the Plan.

EXECUTIVE CASH BONUS PLAN

  The Comcast Corporation 1996 Executive Cash Bonus Plan (the "Executive Cash Bonus Plan") provides for an annual cash bonus to be paid to eligible employees of the Company ("Participants") selected by the Subcommittee on Performance--Based Compensation of the Compensation Committee ("Compensation Subcommittee") with respect to years from 1996 (beginning July 1, 1996) through 2000

(each a "Plan Year"). The purpose of the Executive Cash Bonus Plan is to provide performance-based cash bonus compensation in accordance with a formula that is based on the financial success of the Company as part of an integrated compensation program. The Executive Cash Bonus Plan is intended to satisfy the requirements in Section 162(m) of the Internal Revenue Code and regulations thereunder for "performance based compensation" to employees subject to that provision, which compensation is deductible by the Company even if total compensation to an employee receiving it exceeds $1,000,000 in any year.

  Eligibility. The Executive Cash Bonus Plan provides that the Participants shall be Brian L. Roberts, Lawrence S. Smith, John R. Alchin, Stanley L. Wang, and such other key executives as may be designated by the Compensation Subcommittee to participate from time to time. Beginning in 1997, the Compensation Subcommittee has also designated Mr. Julian A. Brodsky to participate in the Executive Cash Bonus Plan. The Compensation Subcommittee expects that Participants in the Executive Cash Bonus Plan will be limited to employees whose compensation is or may be subject to Section 162(m) (generally, the Company's executive officers).

  Bonus Entitlement. The maximum amount of the bonus payable under the Executive Cash Bonus Plan (the "Target Bonus") with respect to any Plan Year is (a) one-half of the sum of a Participant's base salary and any guaranteed bonus awarded by the Compensation Subcommittee to such Participant for such Plan Year, plus (b) the amount, if any, by which the Participant's bonus under the Executive Cash Bonus Plan in any prior Plan Year was less than the Target Bonus for such prior Plan Year(s). In no event, however, can a Participant's Target Bonus for any Plan Year exceed $1,000,000.

  The Executive Cash Bonus Plan requires that at the beginning of each Plan Year the Compensation Subcommittee establish two goals for the Company's Cash Flow (as defined in the Plan) for such year, a First Tier Goal and a Second Tier Goal (which shall be higher than the First Tier Goal). Each Participant in the Executive Cash Bonus Plan is entitled to a bonus with respect to a Plan Year which is equal to 66 2/3% of the Participant's Target Bonus if the Company's Cash Flow for the Plan Year is at least equal to the First Tier Goal, and 100% of the Target Bonus if the Company's Cash Flow for the Plan Year is at least equal to the Second Tier Goal. If the level of Cash Flow for the Plan Year is higher than the First Tier Goal and lower than the Second Tier Goal, the bonus with respect to such Plan Year shall be such percentage of the Participant's Target Bonus in excess of 66 2/3% as is determined by prorating the difference between 66 2/3% and 100%. If the level of Cash Flow for a Plan Year is below the First Tier Goal established with respect to such Plan Year, no bonus is payable under the Executive Cash Bonus Plan for that Plan Year.

  Each Participant shall be entitled to receive a bonus in accordance with the Executive Cash Bonus Plan only after certification by the Committee that the performance goals have been satisfied. The bonus payment under the Executive Cash Bonus Plan is be paid to each Participant as soon as practicable following the close of the applicable Plan Year.

  The Compensation Subcommittee has discretion under the Executive Cash Bonus Plan to reduce or eliminate the bonus otherwise payable to a Participant if it determines that such a reduction or elimination of the bonus is in the best interests of the Company.

  In the event any payment of a bonus otherwise payable under the Executive Cash Bonus Plan occurs more than two months after the close of the Plan Year, the amount of the bonus otherwise payable shall be increased by the amount such bonus payment would earn if it were invested in an investment bearing a 7% annual rate of return, compounded daily, or such other reasonable rate of interest as may be determined by the Compensation Subcommittee, during the period from the close of the Plan Year with respect to which such bonus is paid and the date the bonus is actually paid.

  "Cash Flow" is defined in the Executive Cash Bonus Plan as the operating income before depreciation and amortization for the Company and those of its subsidiaries which are included with the Company in its consolidated financial statements as prepared by the Company in accordance with generally accepted accounting principles. In the event of a significant acquisition or disposition of any assets, business division, company or other business operations of the Company during a Plan Year that is reasonably expected to have an effect on Cash Flow as otherwise determined under the terms of the Executive Cash Bonus Plan, the Executive Cash Bonus Plan provides that the First Tier Goal and the Second Tier Goal shall be adjusted to take into account the impact of such acquisition or disposition so as to preserve the relationship between the Cash Flow goals for the Plan Year and the Company's performance in the prior comparable period, on a pro forma basis giving effect to the acquisition or disposition, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between amounts in the prior Plan Year and the current Plan Year.

  Administration. The Executive Cash Bonus Plan is administered by the Compensation Subcommittee.

  Amendment and Termination of the Plan. The Executive Cash Bonus Plan may be terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that is due, but has not yet been paid, and provided further that no changes that would increase the amount of bonuses determined under provisions of the Executive Cash Bonus Plan shall be effective without approval by the Compensation Subcommittee and without disclosure to and approval by the shareholders of the Company in a separate vote prior to payment of such bonuses. In addition, the Executive Cash Bonus Plan may be modified or amended by the Compensation Subcommittee, as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Internal Revenue Code as they relate to the exemption for "performance-based compensation" under Section 162(m).

AGREEMENTS WITH EXECUTIVE OFFICERS

 Compensation Agreement with the Chief Executive Officer

  A Compensation and Deferred Compensation Agreement and Stock Appreciation Bonus Plan with the Chief Executive Officer (the "1993 Compensation Agreement") was approved by the Company's shareholders at the 1994 annual meeting. Certain terms of the 1993 Compensation Agreement expired on December 31, 1997, and on December 16, 1997 the Company and the Chief Executive Officer entered into a new Compensation and Deferred Compensation Agreement (the "1997 Compensation Agreement"), which generally extends the terms of the 1993 Compensation Agreement with certain modifications.

  The 1997 Compensation Agreement provides that the Chief Executive Officer will continue to serve as Chairman of the Board of Directors of the Company until December 31, 2002, or until such time as he may elect to change his status to that of a non-executive consultant, and that until he makes such election he will continue to devote substantially all of his working time to the Company, on the terms and conditions summarized below. If he elects to become a non-executive consultant, he shall devote such time as is necessary to perform the functions reasonably requested by the Company. In addition, for a period of five years following any termination of the service period of the 1997 Compensation Agreement, the Chief Executive Officer will perform such reasonable ceremonial functions as the Company may request, and will promote the interests and goodwill of the Company in such manner as the Company may reasonably request.

  Base Salary. The 1997 Compensation Agreement provides that the Chief Executive Officer will receive an annual base salary of $1,000,000 beginning in 1998, as adjusted (but never reduced, except pursuant to an overall plan to reduce the compensation of all senior executive officers of the Company) in order to reflect the greater of increases in the consumer price index subsequent to 1997 and the average percentage increase in the base compensation of the five employees of the Company (other than the Chief Executive Officer) with the highest base compensation.

  Bonus. The 1997 Compensation Agreement provides that so long as he continues to serve as an executive of the Company the Chief Executive Officer will be eligible to receive annual performance-based cash bonuses of up to 50% of his base salary in accordance with the Company's Executive Cash Bonus Plan, based on performance targets established by the Compensation Subcommittee.

  Split-Dollar Life Insurance. The 1997 Compensation Agreement requires the Company to continue to provide and to maintain the split-dollar insurance protection provided to the Chief Executive Officer under the 1993 Compensation Agreement, and in addition to provide additional survivorship split-dollar life insurance to the Chief Executive Officer and his spouse. Such split-dollar insurance protection includes certain split-dollar insurance provided pursuant to the 1993 Compensation Agreement to replace the potential benefits represented by the Company's terminated discretionary bonus plan with respect to the appreciation through March 15, 1994, in the options for Class A Special Common Stock previously awarded to the Chief Executive Officer, taking into account the financial position of the Company and the tax deductibility of any such payments. See "Report of the Compensation Committee and the Subcommittee on Performance-Based Compensation on Executive Compensation." Under the split-dollar life insurance arrangements, the Company pays a portion of the annual premiums for life insurance policies for the Chief Executive Officer, and upon payment of the policies at the death of the Chief Executive Officer or the survivor of the Chief Executive Officer and his spouse, the Company recovers all of the cumulative premiums previously paid by the Company for the whole-life portion of such policies. The Chief Executive Officer is responsible for payment of the portion of such annual premiums representing the cost of term insurance for each year. The Company will also continue to pay the Chief Executive Officer an annual cash bonus in an amount equal to the portion of the annual premium for such life insurance that he is required to pay; in addition, the Company will increase the bonus by an amount sufficient to pay any income tax or gift tax liability incurred in connection with payment of the bonus (collectively, the "Split-Dollar Bonus").

  Tax Gross Up Bonus and Stock Appreciation Bonus. Under the 1993 Compensation Agreement, and as continued by the 1997 Compensation Agreement, the Company will pay mandatory cash bonuses to the Chief Executive Officer to offset income tax liability on certain of the income recognized upon exercise of his current nonqualified stock options for Class B Common Stock of the Company, to the extent such income is recognized due to appreciation in the value of such stock prior to September 9, 1993, the date of the 1993 Compensation Agreement (the "Tax Gross Up Bonus"), and a separate stock appreciation bonus essentially duplicating the Tax Gross Up Bonus for appreciation subsequent to the date of the 1993 Compensation Agreement, subject to a maximum of 125% of the appreciation of the Class A Common Stock in excess of $20.583 per share times the number of options for Class B Common Stock exercised (the "Stock Appreciation Bonus"). The requirement that the Company pay a Tax Gross Up Bonus or Stock Appreciation Bonus will apply notwithstanding termination of the Company's discretionary bonus plan effective December 31, 1993.

  Termination. The 1997 Compensation Agreement will terminate upon the Chief Executive Officer's death, at the Company's option upon his disability, or for cause (as such terms are defined in the 1997 Compensation Agreement) upon a vote of not less than two-thirds of the entire membership of the Company's Board of Directors. If his employment is terminated by reason of his death or disability, the Company shall continue to pay his annual base salary on a monthly basis to him or his spouse, during their lifetimes, for a maximum of five years, and the Split-Dollar Bonus, the Tax Gross Up Bonus, and the Stock Appreciation Bonus will continue to be payable. In the event of death, all of his outstanding options will vest fully and remain exercisable for their remaining terms. If his employment is terminated by the Company in violation of the 1997 Compensation Agreement, he shall remain entitled to substantially all of the benefits under the 1997 Compensation Agreement.

  Noncompetition and Confidentiality. Under the 1997 Compensation Agreement, the Chief Executive Officer agrees not to compete with the Company during his employment and for five years after termination of his employment. The agreement also requires him to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company, at all times during his employment and after termination of his employment. Breach of any of such obligations constitutes cause for termination of the 1997 Compensation Agreement and terminates the Company's obligations for payments subsequent to any discharge of the Chief Executive Officer.

  Change of Control Provisions. Prior to any "Change of Control" (as defined in the 1997 Compensation Agreement), the Company must establish and fund a grantor trust, the amounts in which will be subject to claims of the Company's creditors in the case of the Company's bankruptcy, for the purpose of paying all deferred compensation, nonqualified retirement benefits, and split-dollar life insurance premiums and bonuses for the Chief Executive Officer then applicable. Upon the occurrence of a Change of Control, such trust must become irrevocable, if not already irrevocable, and the Company must continue to make payments into such trust to maintain sufficient amounts therein to fund all benefits subject to trust. A "Change of Control" is defined as occurring when persons other than the Chief Executive Officer and members of his family (or trusts for their benefit) acquire voting power over more than 50% of the voting stock of the Company.

  Election to Become a Consultant. The Chief Executive Officer may at any time, upon thirty (30) days notice to the Company, elect to change his position from that of an executive to that of consultant to the Company. In such event, he shall continue to receive all of the compensation provided under the 1997 Compensation Agreement, other than the bonus under the Executive Cash Bonus Plan. If he elects to become a consultant, the Chief Executive Officer's entitlement to retirement benefits under the Company's Supplemental Executive Retirement Plan will be adjusted annually to reflect 150% of his base cash compensation as a consultant, but his benefits under such plan will not in any event exceed the bonus he could have received had he continued to work as an executive.

 Employment Agreements with Messrs. Smith and Alchin

  The Company has entered into employment agreements with two named executive officers of the Company, Lawrence S. Smith, the Company's Executive Vice President, and John R. Alchin, the Company's Senior Vice President and Treasurer. The following is a description of the material terms of such agreements.

  The term of such agreements is from January 1, 1995 through December 31, 2000 (the "Employment Period"). Mr. Smith and Mr. Alchin each agree to work full time for the Company during the Employment Period.

  The agreement with Mr. Smith provided for a base salary of $600,000 in 1995, and the agreement with Mr. Alchin provided for a base salary of $500,000 in 1995. In each case, for each year in the Employment Period subsequent to 1995 the base salary is increased by the greater of five percent or the percentage increase during the previous year in the consumer price index.

  Pursuant to the agreements, each of the executives is eligible to receive an annual performance bonus, commencing in 1996, of up to 50% of his base salary for the applicable year. The amount of the bonus will be determined annually by the Compensation Subcommittee, based on the performance of the Company and of the named executive during such year, and is payable in cash or in shares of Class A Special Common Stock of the Company, at the discretion of the Compensation Subcommittee. The Executive Cash Bonus Plan is intended to satisfy Messrs. Smith's and Alchin's bonus rights under their employment agreements.

  Each agreement provides that the named executive's employment may be terminated without cause by the Company and that he may resign voluntarily. If the executive's employment is terminated without cause, he is entitled to receive his then-current base salary and all insurance, medical or other similar benefits for a period of one year from the date of discharge, subject to offset by other compensation or benefits earned by the executive during such period, and he is entitled to receive his bonus for the year of discharge. If the executive resigns, or is terminated for cause (as defined in the agreement), he is entitled only to his base salary for days actually worked and any amounts due to him under the Comcast Corporation Deferred Compensation Plan.

  Under each of the agreements, the named executive agrees not to compete with the Company during his employment and for one year after termination of his employment (which period was extended in June 1996 to two years). The agreements also require each named executive to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company, at all times during his employment and after termination of his employment. Breach by the named executive of any of such obligations constitutes cause for termination of the applicable agreement, and terminates the Company's obligations for payments subsequent to any discharge of the named executive.

  Each of the agreements provides that it shall continue in effect upon the merger of the Company into another entity, or in similar events.

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on each of the Company's Class A Common Stock and Class A Special Common Stock during the five years ended December 31, 1997 with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group consisting of the Company and five other companies engaged in the cable communications industry: Cablevision Systems Corporation (Class
A); Jones Intercable, Inc.; TCA Cable TV, Inc.; Tele-Communications, Inc. (Class A); and Time Warner, Inc. The comparison assumes $100 was invested on December 31, 1992 in the Company's Class A Common Stock and Class A Special Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                             [GRAPH APPEARS HERE]


                                                        1993 1994 1995 1996 1997
                                                        ---- ---- ---- ---- ----
       Comcast Class A................................. 189  120  138  139  253
       Comcast Class A Special......................... 200  131  153  151  268
       S&P 500......................................... 110  112  153  189  252
       Peer Group...................................... 153  115  131  114  206

REPORT OF THE COMPENSATION COMMITTEE AND THE SUBCOMMITTEE ON PERFORMANCE-BASED COMPENSATION ON EXECUTIVE COMPENSATION

  Compensation Policy. The Compensation Committee (the "Compensation Committee") is responsible for making recommendations to the Board of Directors on executive compensation. The Subcommittee on Performance-Based Compensation (the "Compensation Subcommittee") is responsible for establishing performance-based criteria and goals for compensation to senior executives and for administering the Company's 1987 Stock Option Plan, the 1996 Stock Option Plan, the 1990 Restricted Stock Plan and bonus plans. As used in this Report, the term "Committee" shall refer to the Compensation Committee and the Compensation Subcommittee, regardless of whether they acted separately or together.

  The goal of the Committee is to attract and retain highly qualified executive officers and key employees in an effort to enhance shareholder value. The Company attempts to realize these goals by providing competitive compensation and permitting executive officers to take an ownership stake in the Company commensurate with their relative levels of seniority and responsibilities. The members of the Compensation Committee and the Compensation Subcommittee are disinterested non-employee directors and the members of the Compensation Subcommittee are "outside directors" (as defined in Section 162(m) of the Internal Revenue Code).

  Each year the Committee conducts a general review of the Company's executive compensation, except for the compensation of the Chief Executive Officer, which was determined under the 1993 Compensation Agreement and separately reviewed in connection with execution of the 1997 Compensation Agreement. In 1997, this review included a comprehensive report from an independent compensation consultant which prepared a competitive analysis/survey of the Company's executive compensation program in comparison to programs maintained by approximately 85 media companies, including approximately 20 substantial competitors in the cable industry employment market. These companies represent a broad sampling of the Company's most direct competitors for executive talent and include the principal companies included in the peer group index in the Stock Performance Graph included elsewhere in this Proxy Statement. In light of the nature of their responsibilities, particularly the fact that the executive officers have overall corporate policy making, management and administrative responsibilities and are not directly responsible for the operating units of the Company, a key factor in the Committee's assessment of such officers' compensation is the Company's overall performance.

  The principal forms of executive compensation used by the Company in recent years are base salary, bonuses and stock options, and for certain executives, split-dollar (whole) life insurance policies. The Company seeks to achieve a mix of these various forms of compensation which will properly compensate and motivate its executives on an individual basis commensurate with their relative levels of seniority and responsibility. The Committee's goal is to provide the named executive officers with total compensation that, based on individual and Company performance viewed over an appropriate period of time, is generally between the 50th and 75th percentile of total compensation for executives with comparable positions at peer companies, as confirmed by the independent compensation consultant retained by the Company.

  As discussed below, the Committee considers a variety of factors in arriving at the compensation paid to the Company's executive officers other than the Chief Executive Officer. No specific weighting was assigned by the Committee to any of the factors considered in determining the remuneration paid to the named executive officers for 1997.

  Base Salary. The Company's philosophy with respect to setting base salary is to compensate its executive officers with reasonable current income on a competitive basis. The base salary of the Chief Executive Officer was increased by approximately 3.3% in 1997 pursuant to the terms of the 1993 Compensation Agreement. The base salary of Mr. Brian L. Roberts was increased 5% based on the recommendation of the Committee's compensation consultants. The base salaries of Messrs. Smith and Alchin were increased by 5% each in 1997 pursuant to the terms of their employment agreements with the Company. The base salary of Mr. Brodsky was increased by 5% in 1997. The Committee did not review any specific measures of individual or corporate performance in the determination of base salary of executive officers for 1997.

  Bonuses. In August 1996, the Committee adopted the Executive Cash Bonus Plan, which was approved by the Company's shareholders at the 1997 annual meeting. Under the Executive Cash Bonus Plan, each executive designated by the Committee is eligible to earn an annual bonus of up to 50% of his base salary and guaranteed bonus, based on annual cash flow performance targets established by the Committee. Based on the Company's cash flow for such periods, 100% of the target bonuses were earned for 1997 under the Executive Cash Bonus Plan.

  The Executive Cash Bonus Plan was adopted based on the recommendation of the Company's independent compensation consultant, and to satisfy the terms of the Company's employment agreements with Messrs. Smith and Alchin. The Committee selected increases in cash flow as the single most significant measure of operating performance of the Company and other companies in the Company's industries.

  The bonuses awarded to Messrs. Brian L. Roberts and Smith for 1997 included annual guaranteed bonuses of $131,250 and $5,250, respectively, in addition to the bonuses awarded under the Executive Cash Bonus Plan. The remaining bonuses earned by the named executive officers (other than the Chief Executive Officer and Mr. Brodsky) in 1997 related to termination of the Company's discretionary bonus plan, as discussed below.

  Equity-Based Incentive Compensation. The Company's equity-based incentive compensation is in the form of stock option grants. The Committee believes that reliance upon such incentives is advantageous to the Company because it fosters a long-term commitment by the recipients to the Company and motivates these executives to seek to improve the long-term market performance of the Company's stock. Stock options produce value to executives only if the price of the Company's stock appreciates, thereby directly linking the interests of the executives with those of its shareholders.

  In 1997, the Compensation Subcommittee awarded stock options to each of the named executive officers. Such option grants were based on a proportional relationship to the recipients' cash compensation, taking into account prior option grants (including the fact that none of the named executive officers received stock option grants in 1996), and were consistent with options granted at the same time to other employees of the Company.

  In 1997, the Compensation Subcommittee also approved the assignment to Mr. Brian L. Roberts of certain options held by the Company to purchase 5,000 shares of common stock of QVC, Inc., a 57% owned subsidiary of the Company. See note (8) to "Executive Compensation--Summary Compensation Table" and note
(4) to "Stock Option Grants in 1997," above. This assignment was made based on a determination that it was appropriate to provide Mr. Brian L. Roberts additional equity-based compensation with respect to QVC, Inc., and pursuant to an overall review of the compensation of Mr. Brian L. Roberts by the Committee's compensation consultants.

  Compensation of Chief Executive Officer. The Company's by-laws do not provide for a "Chief Executive Officer" of the Company. The Company has determined that, for 1997, Mr. Ralph J. Roberts, the Chairman of the Company's Board of Directors, was its chief executive officer for purposes of this Proxy Statement.

  The Chief Executive Officer's compensation for 1997 was determined under the terms of the 1993 Compensation Agreement. The Compensation Agreement was entered into effective September 9, 1993, as amended March 16, 1994, and approved by the Company's shareholders at the 1994 annual meeting. See "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer." The levels of compensation provided under the 1993 Compensation Agreement were determined based on a review by the Committee and the Company's independent compensation consultant of compensation levels of chief executive officers at other companies in comparable industries and of certain chief executive officers in other industries who, like Mr. Ralph J. Roberts, were founders of companies and the persons primarily responsible for the growth of such companies over a substantial period of time. The Committee also took into account its assessment of the importance of maintaining the continued active participation of the Chief Executive Officer in the Company's affairs over the period covered by the Compensation Agreement, the Company's growth and overall performance during the ten years prior to 1993, and the Chief Executive Officer's prior compensation levels during that period. The Committee did not consider specific performance measures in approving the 1993 Compensation Agreement, except to the extent that the 1993 Compensation Agreement provided for stock option grants in 1994 that were inherently related to future appreciation in the Company's Common Stock, and for bonuses and other compensation which replaced the Company's discretionary bonus plan, which also related to appreciation in the value of the Company's Common Stock over the period from 1986 through 1993.

  Such compensation consisted of the salary and benefits fixed by the Compensation Agreement (adjusted, in the case of salary, according to the cost-of-living formula contained in the 1993 Compensation Agreement), and, pursuant to the Company's undertaking in the 1993 Compensation Agreement to replace the potential benefits provided by the Company's terminated discretionary bonus plan, additional split-dollar life insurance benefits in an amount fixed in 1994 and generally calculated to produce the same after-tax cost to the Company as the potential benefits under the terminated discretionary bonus plan with respect to appreciation in the Chief Executive Officer's previously awarded nonqualified options prior to March 15, 1994. When such benefits were awarded in 1994, the Company's compensation consultant reviewed the calculation of the potential benefits provided by the terminated discretionary bonus plan and of the expected after-tax cost of the additional split-dollar life insurance benefits, and advised the Committee that its actions awarding such benefits were appropriate and reasonable.

  In 1997, the Committee also authorized the provision of services to the Chief Executive Officer relating to his personal tax and estate planning in connection with the transfer of control of the Company from the Chief Executive Officer to Mr. Brian L. Roberts, which occurred in October 1997. The Committee determined that an orderly transition of control of the Company was in the best interest of the Company.

  Effect of Internal Revenue Code Section 162(m). Effective January 1, 1994,
Section 162(m) of the Internal Revenue Code provides that certain compensation in excess of $1.0 million paid to the Chief Executive Officer and the four most highly compensated executive officers of a public company (determined as of the last day of the company's tax year) will not be deductible for federal income tax purposes.

  The Committee engages in an ongoing review of the Company's compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid by the Company consistent with its existing commitments and ongoing competitive needs. Certain forms of compensation are not included in determining whether the $1.0 million limit under Section 162(m) has been exceeded, such as certain "performance-based" compensation adopted by a committee of at least two outside directors and approved by shareholders, compensation paid under binding written contracts (including nonqualified stock options) in effect prior to the proposal of the new provision, and compensation paid pursuant to certain plans approved by shareholders prior to enactment of the new provision. These forms of compensation continue to be deductible without regard to Section 162(m). In general, compensation pursuant to nonqualified options granted to date under the Company's 1987 Stock Option Plan and 1996 Stock Option Plan will continue to be deductible for federal income tax purposes when the options are exercised.

  Certain compensation was awarded during 1997 after consideration of the termination of a plan (approved by the Company's shareholders at the 1986 annual meeting) under which the Board of Directors had discretion to award cash bonuses to employees or directors exercising nonqualified options to reimburse such persons for the income taxes payable by them upon exercise of the options and receipt of the bonus. The Committee determined that the discretionary bonus plan did not come within any of the exceptions to Section 162(m), and that if bonuses were to be awarded under such plan in 1994 or thereafter, they might not be deductible. In addition, in light of the appreciation in the Company's Common Stock over the period 1987-1993, the Board determined that continuation of the discretionary bonus plan could impose significant cash burdens on the Company in future years. Accordingly, the Board of Directors terminated the discretionary bonus plan as of December 31, 1993.

  As part of the Committee's ongoing effort to replace the potential benefits provided by the Company's terminated discretionary bonus plan, the Committee awarded lump-sum bonuses, or, in the case of the Chief Executive Officer, split-dollar life insurance benefits, in an amount generally calculated (together with similar compensation awarded in 1994 through 1996) to produce the same after-tax cost to the Company as the potential benefits under the terminated discretionary bonus plan with respect to appreciation in previously awarded nonqualified options prior to March 15, 1994. The Company's compensation consultant advised the Committee that its actions terminating the discretionary bonus plan and awarding the compensation described above were appropriate and reasonable. The Committee expects to continue to maintain the split-dollar life insurance arrangements put in place for the Chief Executive Officer and Mr. Brodsky, and to continue paying cash bonuses for this purpose (in addition to the bonuses awarded under the Executive Cash Bonus Plan) to the other named executive officers in approximately the same amounts paid in 1994-1997.

  The Committee adopted the Executive Cash Bonus Plan to conform to the requirements of Section 162(m) for deductibility of the bonus payments awarded under such plan. See "Executive Cash Bonus Plan."

  With respect to the 1993 and 1997 Compensation Agreements, a portion of the compensation paid to the Chief Executive Officer will not or may not be deductible under Section 162(m) to the extent it is paid during the course of his employment as an executive officer of the Company. The amount of compensation paid to the Chief Executive Officer in 1997 that is expected to be nondeductible to the Company is approximately $329,000. In addition, the 1993 and 1997 Compensation Agreements provide for payment of a mandatory Tax Gross Up Bonus upon exercise of any of the Chief Executive Officer's options to acquire Class B Common Stock of the Company, which, if paid during the course of his employment as one of the five most highly paid executive officers of the Company, would not be deductible under Section 162(m). See "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer."

  The Committee determined that the Company should provide the above-described compensation regardless of its nondeductibility or potential nondeductibility, based on, among other things, (1) its determination of a fair and competitive compensation level for the Chief Executive Officer taking into account his unique and invaluable contributions to the Company over the course of the Company's history, (2) the benefits to the Company if the Chief Executive Officer's incentive to retain Class B Common Stock obtained upon exercise of options is maximized, (3) the relatively minimal effect on the Company of forgoing deductibility of the specific annual compensation (other than the Tax Gross Up Bonus) in excess of $1.0 million, and (4) the possibility that the Tax Gross Up Bonus would not be required to be paid at a time when payment would be nondeductible. In addition, the Committee believes that the Company's former discretionary bonus plan which was terminated effective December 31, 1993 (and pursuant to which bonuses had generally been granted in an amount sufficient to reimburse persons exercising nonqualified stock options for tax liabilities incurred in connection with the exercise of such options and receipt of the bonus), despite technically failing to come within any of the exceptions to Section 162(m)'s nondeductibility rule, represented an appropriate potential benefit to him based on appreciation in the Company's Common Stock subsequent to the dates on which the Chief Executive Officer was awarded nonqualified options. In entering into the 1993 Compensation Agreement (and as continued by the 1997 Compensation Agreement), it determined not to deprive him of the opportunity to receive such compensation in connection with exercise of his options to purchase Class B Common Stock solely because of the possibility that all or a portion of such benefit would not be deductible for federal income tax purposes.

                     MEMBERS OF THE COMPENSATION COMMITTEE

                       Gustave G. Amsterdam (Chairman)*
                              Sheldon M. Bonovitz
                               Joseph L. Castle*

* Members of the Subcommittee

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors who is not an employee of the Company (a "non-employee director") receives an annual fee of $20,000, plus $1,500 for each meeting of the Board of Directors attended and $750 for each meeting of any committee of the Board of Directors attended which is not held in conjunction with a meeting of the Board of Directors. In addition, any outside director who serves as the chairperson of a committee of the Board of Directors receives an annual fee of $1,000. Each director is also reimbursed for incidental travel expenses for meetings attended. Mr. Amsterdam also receives $750 as compensation for each meeting attended as the designee of the Board of Directors on a committee of the Company's management.

  The Company's 1996 Stock Option Plan provides that each non-employee director will be granted annually, on each February 1, an option to purchase 5,400 shares of Class A Special Common Stock (except that the first such grant to a new non-employee director will be an option to purchase 9,000 shares) at an exercise price per share equal to the fair market value of a share of Class A Special Common Stock on the date of grant. Each such option becomes fully exercisable six months after the date of grant and generally expires five years from the date of grant.

  In 1997, the Company paid amounts to settle claims by the City of Philadelphia that it had not withheld the proper amount of Philadelphia Wage Tax on compensation to certain directors, and it did not request reimbursement of such amounts from the directors. The amounts involved were as follows:
Messrs. Aaron, $1,554; Amsterdam, $90; and Castle, $2,611; and Ms. Wexler,
$4,097.

CERTAIN RELATED PARTY TRANSACTIONS

  Mr. Daniel Aaron, a director of the Company and its former Vice Chairman of the Board of Directors, serves as a consultant to the Company on an as needed basis. Pursuant to this arrangement, Mr. Aaron earned $86,250 during 1997. During 1997, Mr. Aaron also earned the following amounts related to his prior service as a full-time executive officer of the Company: $50,399 under the Company's Supplemental Executive Retirement Plan, $30,000 under the Company's Executive Deferred Compensation Plan, and bonuses aggregating $34,151 under a split-dollar life insurance arrangement pursuant to which, in 1994, Mr. Aaron had exchanged certain of his rights to receive deferred compensation for life insurance benefits with an equivalent after-tax cost to the Company on a present value basis.

  Mr. Sheldon M. Bonovitz, a director of the Company, is a partner in the law firm of Duane, Morris & Heckscher, which provides services to the Company from time to time.

  Ms. Anne Wexler, a director of the Company, is Chairman of the Wexler Group, a consulting firm specializing in government relations and public affairs, which is an operating unit of Hill and Knowlton Public Affairs Worldwide. Hill and Knowlton Public Affairs Worldwide provides services to the Company and received payments for such services from the Company of approximately $260,000 in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Sheldon M. Bonovitz, a member of the Compensation Committee, is a partner in the law firm of Duane, Morris & Heckscher, which provides services to the Company from time to time.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the meeting, the shareholders will elect ten directors to hold office for the ensuing year and until their respective successors have been duly elected and qualified. Should any one or more of these nominees become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors. Each of the nominees currently is serving as a director of the Company.

  The following sets forth certain information about each nominee:

  Ralph J. Roberts, 78, has served as a director and Chairman of the Board of Directors of the Company for more than five years. He is the President and a director of Sural. Mr. Roberts devotes the major portion of his time to the business and affairs of the Company. He is the father of Mr. Brian L. Roberts. Mr. Roberts is also a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation and Comcast UK Cable Partners Limited.

  Julian A. Brodsky, 64, has served as a director and Vice Chairman of the Board of Directors of the Company for more than five years. He serves as Treasurer and a director of Sural. Mr. Brodsky devotes the major portion of his time to the business and affairs of the Company. He is also a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation, Comcast UK Cable Partners Limited and RBB Fund, Inc.

  Brian L. Roberts, 38, has served as President of the Company and a director for more than five years. Mr. Roberts serves as Vice President and a director of Sural. Mr. Roberts devotes the major portion of his time to the business and affairs of the Company. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation Comcast UK Cable Partners Limited and At Home Corporation.

  Daniel Aaron, 72, has served as a director of the Company for more than five years. He served as Vice Chairman of the Board of Directors of the Company for more than five years until his retirement in February 1991. He continues to serve as a consultant to the Company.

  Gustave G. Amsterdam, 89, has been a director of the Company for more than five years. Mr. Amsterdam was, for more than five years before his retirement, Chairman of the Board of Bankers Securities Corporation, a mercantile, real estate management and operating company.

  Sheldon M. Bonovitz, 61, has been a director of the Company for more than five years. Mr. Bonovitz has been a partner specializing in tax matters with the law firm of Duane, Morris & Heckscher for more than five years. Mr. Bonovitz is a nephew by marriage of Mr. Ralph J. Roberts and a cousin by marriage of Mr. Brian L. Roberts. Mr. Bonovitz is also a director of Surgical Laser Technologies, Inc., and MEDIQ, Incorporated.

  Joseph L. Castle, II, 65, has been a director of the Company for more than five years. Mr. Castle has been, for more than five years, a financial consultant and is the Chairman and Chief Executive Officer and a director of Castle Energy Corporation, an independent oil and gas exploration and production company. Mr. Castle is also a director of Charming Shoppes, Inc., and Mark Centers Trust.

  Bernard C. Watson, 70, has been a director of the Company for more than five years. Prior to his retirement in 1997, Dr. Watson was Chairman of the Board of Directors of Health Management Alternatives Foundation from 1993 through 1997, Until 1993, he has been President and Chief Executive Officer of the William Penn Foundation for more than five years.

  Irving A. Wechsler, 77, has been a director of the Company for more than five years. Mr. Wechsler is of counsel in the firm of Wechsler, Wolsh and Associates, Certified Public Accountants, in Pittsburgh, Pennsylvania. Prior to becoming of counsel, Mr. Wechsler was a partner in such firm for more than five years.

  Anne Wexler, 68, has been a director of the Company for more than five years and has been for more than five years Chairman of the Wexler Group, a consulting firm specializing in government relations and public affairs, which is an operating unit of Hill and Knowlton Public Affairs Worldwide. Ms. Wexler is also a director of Alumax, Inc., The Dreyfus Corporation Index Funds, The Dreyfus Corporation Mutual Funds, New England Electric System, Nova Corporation, and Wilshire Target Funds, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Compensation Committee has a Subcommittee on Performance-Based Compensation.

  Messrs. Ralph J. Roberts (Chairman), Amsterdam and Bonovitz serve as members of the Executive Committee, which held five meetings during 1997. The Committee acts for the directors in the intervals between meetings of the Board.

  Messrs. Amsterdam, Bonovitz, Castle, Watson and Wechsler (Chairman) serve as members of the Audit Committee, which held three meetings during 1997. The Committee meets with the Company's independent public accountants, counsel, internal audit department and management to discuss the scope and results of the annual audit, internal accounting procedures and certain other questions of accounting policy.

  Messrs. Amsterdam (Chairman), Bonovitz and Castle serve as members of the Compensation Committee, which held seven meetings during 1997. The Committee considers and determines all compensation matters relating to the Company's executive officers (other than matters which are handled by the Subcommittee as described below). Messrs. Amsterdam and Castle serve as members of the Subcommittee on Performance-Based Compensation, which held one additional meeting during 1997. The Compensation Subcommittee's functions include administrating the Company's stock option, restricted stock and bonus plans and establishing performance-based criteria and goals for compensation to senior executive officers.

  Messrs. Aaron, Castle and Watson and Ms. Wexler (Chairperson) serve as members of the Nominating Committee, which held one meeting during 1997. The Committee reviews the size and composition of the Board of Directors and is responsible for recommending nominees to serve on the Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider candidates recommended by other directors, employees and shareholders. Written suggestions for candidates to serve as directors if nominated and elected should be sent to the President of the Company at Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. The Company's by-laws require that written notice of the intent to make a nomination at a meeting of shareholders must be received by the President of the Company (a) with respect to an election to be held at an annual meeting, not less than 90 days in advance of the date which is the one year anniversary of the prior year's annual meeting of shareholders, and (b) with respect to an election to be held at a special meeting, the close of business on the seventh day following the day on which notice of a special meeting of shareholders for the election of directors is given to shareholders. The notice must contain: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of the Company's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

  The Board of Directors held ten meetings in 1997. No member of the Board of Directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served.

                                 PROPOSAL TWO

               TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

  Subject to approval by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors with respect to the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

  A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ABOVE PROPOSAL.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 1999 must be received by January 15, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to

Stanley L. Wang, Senior Vice President and Secretary, at the address of the Company set forth on the first page of this Proxy Statement. Notwithstanding the foregoing, shareholders with suggestions on the nomination of directors must comply with the procedures set forth under the caption "Committees and Meetings of the Board of Directors."

                            SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO "INVESTOR RELATIONS" AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                          [FORM OF PROXY -- CLASS A]

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                      OF DIRECTORS OF COMCAST CORPORATION

     The undersigned, a holder of Class A Common Stock of COMCAST CORPORATION, hereby constitutes and appoints RALPH J. ROBERTS and STANLEY L. WANG, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 17, 1998 at 9:00 a.m., at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of CLASS A COMMON STOCK which the undersigned would be entitled to vote if personally present, as follows:

     1.   [ ]  FOR all ten nominees for director listed below.

          [ ] WITHHOLD AUTHORITY to vote for all ten nominees for director listed below.

          [ ] Exception(s); FOR all ten nominees for director listed below, EXCEPT WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) WHOSE NAME(S) IS
(ARE) LINED THROUGH. Nominees: Ralph J. Roberts, Julian A. Brodsky, Brian L. Roberts, Daniel Aaron, Gustave G. Amsterdam, Sheldon M. Bonovitz, Joseph L. Castle, II, Bernard C. Watson, Irving A. Wechsler, and Anne Wexler.


     2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors.

         [ ]  FOR         [ ]  AGAINST         [ ]  ABSTAIN

     3. To vote on such other business which may properly come before the meeting.


     Unless otherwise specified, the shares will be voted "FOR" the election of all ten nominees for director and "FOR" the other proposals set forth on the reverse side. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

     (Please sign and date on reverse side)

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K OF COMCAST CORPORATION.

                                    Date: _______________, 1998

                                    _________________________
                                    Signature of Shareholder

                                    _________________________
                                    Signature of Shareholder

NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                     -35-